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                                                                  Execution Copy


                     Firmamento Mexicano, S. de R.L. de C.V.

                              MEMBERSHIP AGREEMENT



            Membership Agreement, dated and effective as of the 17th day of November, 1997, among Loral SatMex Ltd., a company organized under the laws of the Islands of Bermuda ("Loral") and Ediciones Enigma, S.A. de C.V., a sociedad anonima de capital variable organized under the laws of Mexico ("EE" and, together with Loral, the "Members"), and Firmamento Mexicano, S. de R.L. de C.V., a sociedad de responsibilidad limitada de capital variable organized under the laws of Mexico (the "Company"). Certain terms used in this Agreement are defined in Section 8 hereof.

                                 R E C I T A L S

            WHEREAS, the Company has been created with an authorized capital of P$1,170,050,000, which capital is divided into voting capital represented by Class A Social Parts and Class B Social Parts (collectively, the "Voting Capital") and non-voting capital represented by Class N Social Parts (the "Non-Voting Capital"). The authorized Voting Capital and Non-Voting Capital was subscribed on November 17, 1997 by Loral and EE in the following amounts and in exchange for issuance of the following Social Parts:

            EE:

            1. a Class A Social Part representing invested capital of P$25,500 and constituting 51% of the total Voting Capital.

            2. a Class N Social Part representing invested capital of P$409,492,000 and constituting 35% of the total Non-Voting Capital.

            Loral:

            1. a Class B Social Part representing invested capital of P$24,500 and constituting 49% of the total Voting Capital.

            2. a Class N Social Part representing invested capital of P$760,508,000 and constituting 65% of the total Non-Voting Capital.
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            WHEREAS, the Company owns all but one share of the issued and outstanding capital stock of Servicios Corporativos Satelitales, S.A. de C.V. ("Satmex Holdings"), which in turn owns all but two shares of the issued and outstanding capital stock of Corporativo Satelites Mexicanos, S.A. de C.V. (the "Acquisition Sub"). The Acquisition Sub was formed for the purpose of making the acquisition of 75% of the equity interest of Satelites Mexicanos, S.A. de C.V. (the "Acquisition");

            WHEREAS, the amounts invested by EE and Loral in the Company have been used to fund, through the Acquisition Sub, a portion of the purchase price payable at the first closing of the Acquisition;

            WHEREAS, the second closing of the Acquisition will occur on December 29, 1997 and in connection therewith, Loral and EE may be required pursuant to the terms of the Financing Documents to make certain Additional Capital Contributions to the Company; and

            WHEREAS, the Members and the Company desire to promote their mutual interests by agreeing to certain matters relating to the Additional Capital Contribution, the operations and governance of the Company and the Companies Entities and the disposition and voting of Social Parts.

            NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:

1.    ADDITIONAL CAPITAL CONTRIBUTION; SOCIAL PART CERTIFICATES

      (a) Each of Loral and EE hereby agrees that if an Additional Capital Contribution is required, then it shall, in accordance with the terms set forth below, fund 65% and 35%, respectively, of the amount of such Additional Capital Contribution by increasing the authorized equity capital of the Company in such amount, which increase will be allocated among Voting Capital and Non-Voting Capital in the same proportion as the initial funding and which increased capital will be subscribed by Loral and EE in the same proportions as the initial funding such that the percentage of Voting Capital and Non-Voting Capital of each of Loral and EE remains unchanged.

      (b) Closing. The closing of any such sales and purchases shall take place at 9:00 A.M., New York City time, on the date of the second closing of the Acquisition, at the offices of Sanchez Mejorada Velasco y Valencia, Paseo de la Reforma 450, Lomas de Chapultepec, 11000 Mexico, D.F., or such other location as the Members shall mutually select.

      (c) Application of Proceeds. The initial capital contribution, as well as any Additional Capital Contribution was and shall be used to fund the Acquisition. Such funding was and

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shall be effected by a contribution of the invested capital by the Company to its Subsidiaries.

      (d) Legends. The certificates evidencing the Social Parts subscribed by the Members, will bear the legend set forth in Section 5(d) and the following legend reflecting the restrictions on the transfer of such interests contained in this Agreement:

      "The Social Parts evidenced hereby are subject to the terms of that certain Membership Agreement dated and effective as of November 17, 1997, by and among the Company and certain Members identified therein, including certain restrictions on transfer. A copy of this Agreement is available upon request to the Company."

2.    GOVERNANCE

      (a) Election of Directors. The Members and the Company shall take all action within their respective power, including, but not limited to, the voting of all Voting Capital owned by them to cause the Board of Directors of the Company to consist of five (5) members or such other odd number as the Members may from time to time establish (the "Authorized Number"), which shall at all times throughout the term of this Agreement (except as set forth in Section 4(e) hereof) be comprised of (i) directors equal to a simple majority of the Authorized Number and holding a simple majority of the votes entitled to be cast by directors at any meeting of the Board, each such director to be designated by EE (each, an "EE Director"), and (ii) the remaining director(s) to be designated by Loral (each, a "Loral Director"). For so long as EE designates the majority of directors of the Board of the Company pursuant to the foregoing sentence, EE shall nominate the Chairman of the Board of the Company and the Members agree that they shall take all action within their respective power to elect such nominee. For so long as EE designates the Chairman of the Board of the Company, Loral shall have the right to nominate the Secretary of the Board (and his alternate) and the Members agree that they shall take all action within their respective power to elect such nominee, which Secretary shall not be a member of the Board for any purpose and shall not count as a Loral Director. The Company shall cause the Board of Directors of SatMex and any other direct or indirect subsidiary of the Company to be constituted in an identical manner unless determined otherwise by the Board of Directors of the Company by a Consensus Vote provided that the Board of Directors of SatMex shall have such additional directors (not appointed by either Loral or EE) as may be required pursuant to Mexican law or the by-laws of SatMex. Each of Loral and EE shall have the authority to designate alternate directors (each a "Designated Alternate") to substitute for the Loral Directors or EE Directors, as the case may be, in accordance with the bylaws of the Company Entities. As of the date hereof, the Board of each Company

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Entity (as defined below) shall consist of those persons set forth on Schedule I hereto.

      (b) Replacement Directors. Each Loral Director or EE Director is subject to removal at any time for any reason or for no reason by the Member who designated him or her. If, at any time, a vacancy is created on the Board of any Company Entity by reason of the death, removal or resignation of any Loral Director or EE Director, the Member who designated such director shall, within five days after the date such vacancy first occurs, take such action as is reasonably necessary, including the voting of all Voting Capital held by it, to elect a director or directors designated in accordance with Section 2(a) hereof to fill such vacancy or vacancies; provided, that during such five day period following the creation of the vacancy, the Board of such Company Entity shall not transact any other business except by Consensus Vote. Each Member agrees that it will vote or execute a written consent with respect to all of its Voting Capital to effectuate the intent of this Section 2(b).

      (c) Quorum; Required Vote. A quorum of any meeting of the Board of any Company Entity shall require the presence of a majority of the Board, which shall include at least one Loral Director and one EE Director. No action at any meeting may be taken by the Board unless a quorum is present and notice therefor (setting forth all actions to be taken at such meeting) is duly given at least five business days before the date of the meeting (or unless duly waived by the directors in accordance with the by-laws). No resolution, action or decision required or permitted to be taken, adopted or made by the Board of any Company Entity shall be so taken, adopted or made without a vote of the majority of all directors present, provided that if the matter being considered is an Extraordinary Matter, the approval of at least one Loral Director and one EE Director shall be required (a "Consensus Vote"). Any such resolution, action or decision may also be taken, adopted or made by unanimous written consent.

      (d) Mutual Approvals Required for Certain Action. A Consensus Vote, or if the matter requires approval by shareholders or members under Mexican law or the by-laws of the Company Entities, the approval of each Member, shall be required to approve and authorize any of the following matters with respect to any Company Entity (each, an "Extraordinary Matter"):

            (i) New Line of Business. Engagement by the Company Entities in any business other than that conducted on the date hereof or as set forth in the Business Plan and any business directly related to such business, in each case, as such business or businesses may, from time to time develop, provided, that such related business or developed business does not constitute a material change in the nature of the business of the Company Entities as it is conducted on the date hereof or as set forth in the Business Plan.


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            (ii) Transfer of Material Assets. Sell, lease (as lessor), transfer, mortgage, assign, pledge, exchange or otherwise dispose of all or substantially all of the assets of any of the Company Entities.

            (iii) Merger or Liquidation. Approve any transaction or merger, consolidation, amalgamation, recapitalization or other form of business combination, or any liquidation, winding up or dissolution of any of the Company Entities or any other transaction in which a Company Entity is not the surviving entity.

            (iv) Voluntary Bankruptcy. Commence a voluntary case under the applicable Mexican bankruptcy code, as now or hereafter in effect, or any successor thereto, or any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency, liquidation or similar law under any other jurisdiction or make a general assignment for the benefit of creditors.

            (v) Organizational Documents. Amend in any material manner the articles of incorporation or by-laws or organizational documents of any of the Company Entities, except as contemplated in the SatMex Stock Purchase Agreement.

            (vi) Adoption of or Amendments to the Business Plan. Adopt or amend in any material manner the Business Plan.

            (vii) Dividends and Distributions; Redemption and Repurchase; Dividend Policy. Declare or pay any dividends or distributions (other than (i) to the Company or (ii) in the case of SatMex, in accordance with the SatMex Dividend Policy) or repurchase or redeem any equity securities of any of the Company Entities except as set forth in Section 4(f). Amend in any manner the SatMex Dividend Policy.

            (viii) Affiliated Parties. Enter into or engage in transactions with entities directly or indirectly, controlling, controlled by or under common control of either of the Members other than the Permitted Transactions. For such purposes, "control" shall mean the direct or indirect possession of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of Voting Control, by contract or otherwise.

            (ix) Significant Decisions. Any Significant Decision.

            (x) Budget. The adoption by the Company Entities of a Budget, as more fully described in Section 2(f).

            (xi) Capital Expenditures and Certain Actions. Except as provided in any Budget approved by a Consensus

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      Vote, (i) any individual or series of related expenditures, commitments, obligations or agreements by any Company Entity in excess of US$1,000,000 or (ii) any commitment, arrangement or agreement outside of the ordinary course of business of the Company Entities, including without limitation entering into any joint venture or strategic alliances or partnerships.

            (xii) Incurrence or Payment of Indebtedness. Create, incur, guarantee, assume, refinance or pre-pay indebtedness of any Company Entities outside of the ordinary course of business except for the indebtedness contemplated by the Business Plan, the Bridge Note Commitment Letter, the Facility Commitment Letter, the Interim Facility, the Fixed Rate Financing and the Government Obligations and any refinancing of any of the foregoing.

            (xiii) Acquisitions. The direct or indirect loan or advance to, any acquisition of any business, assets, capital stock, equity interest or other security of, or other investment in, any Person or Persons, in each case, by any Company Entity, in any transaction or in any series of related transactions, that involve or could reasonably be valued in excess of US$1,000,000, except for the transactions contemplated under the SatMex Stock Purchase Agreement.

            (xiv) Issuance of Securities. Approve any issuance of equity securities or any other security convertible, exercisable or exchangeable into equity securities of any Company Entity (other than to the Company or as contemplated in the Business Plan), including any option, warrant, put, call or other arrangement of any kind to purchase or otherwise receive from any Company Entity (other than to the Company or as contemplated in the Business Plan) any such securities outside of the ordinary course of business, except for (i) the issuance of warrants in connection with the High Yield Financing or as contemplated in the Bridge Commitment Letter and (ii) the issuance of securities pursuant to an employee stock option plan or similar plan adopted pursuant to a Consensus Vote in accordance with Section 2(d)(xix).

            (xv) Appointment, Suspension or Removal of Senior Officers; Compensation. Except as set forth in Section 2(h), any appointment, suspension or removal of any person who is, or upon appointment would be, a senior executive officer of any of the Company Entities and the determination of the compensation in respect of any such senior executive officer.

            (xvi) Engagement of Accountants. The engagement or dismissal of independent public accountants, whether in

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      connection with an audit of the financial statements of the Company
      Entities or otherwise.

            (xvii) Accounting and Tax. Establish or modify the accounting or tax methods, practices, procedures or policies of the Company Entities except as required by law or generally accepted accounting principles.

            (xviii) Litigation and Arbitration. Commence any litigation or arbitration that pertains to any of the Company Entities or assets of any of the Company Entities or the settlement or any other material decision relating to a litigation, arbitration, governmental investigation or other proceeding, with a potential claim for damages in excess of US$1,000,000.

            (xix) Employee Benefit Plans. Adopt, amend or make any grants pursuant to any employee benefit or stock option plans.

            (xx) Transfer of Telecommunications Licenses. Sell, lease (as lessor), transfer, mortgage, assign, pledge, exchange or otherwise dispose of the telecommunications licenses of the Company Entities, except as contemplated under the Facility Commitment Letter.

            (xxi) Certain Agreements. The entry into any agreement or arrangement to do any of the foregoing.

      (e) Management and Operating Decisions. The day and day management and operation of SatMex, including the taking of such actions as may be necessary to implement the Business Plan, shall be vested in the Chief Executive Officer and the Chief Operating Officer of SatMex who shall have authority to approve all decisions related thereto; provided, however, that any decision that would impact the Operating Cash Flow, as set forth in the Business Plan, by more than 10% or US$10 million (a "Significant Decision") shall be approved by a Consensus Vote of the Board of Directors as set forth in Section 2(d)(ix) above. The Chief Operating Officer shall report to the Chief Executive Officer of SatMex and the Executive Committee of SatMex and shall serve as Chief Executive Officer of SatMex during any period in which there is a vacancy in the position of Chief Executive Officer.

      (f) Budget Approval. (i) The Members shall consider and, if agreement is reached, shall adopt and approve at least once each fiscal year, a budget for the successive fiscal year. If any proposed budget, or any material amendment thereto, is not approved by a Consensus Vote, then the last budget so approved by the Members shall be extended as described below (the "Carry-Over Budget"), until approval is received from by Consensus Vote.

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            (ii) The Carry-Over Budget shall provide for (x) adjustments for the greater of five percent (5%) per annum or the increase in the Consumer Price Index in effect for the period in question, (y) any additional increases necessary to meet (A) any payment escalation provisions of any authorized contractual commitments of the Company Entities, or (B) any authorized contractual commitments of the Company Entities, in either case to the extent such contractual commitments shall have been previously approved by the Members or by a Consensus Vote to the extent required by the provisions hereof or the provisions of the By-laws or the Membership Agreement and (z) if any material items set forth in the Budget shall be denominated in Pesos, a method for adjusting any peso denominated amounts in the event of a material fluctuation in the Peso-Dollar exchange rate.

      (g) Appointment of Officers.

            (i) Each Member and the Company hereby agrees to take such action as may be necessary to appoint as officers to SatMex, effective as of the date hereof, as follows: (A) as Chief Executive Officer, such individual as Loral and EE shall mutually agree and who shall be a Mexican national,
      (B) as Chief Operating Officer, such individual as may be designated by Loral, with the approval of EE, which approval shall not be unreasonably withheld and (C) as all other executive officers, such individuals as Loral and EE shall mutually agree. Schedule II hereto sets forth the officers of SatMex as of the date hereof.

            (ii) Each Member and the Company hereby agrees to take such action as may be necessary to appoint as officers to the Company, effective as of the date hereof, as follows: (i) as President, such individual as may be designated by EE, with the approval of Loral, which approval shall not be unreasonably withheld, (ii) as Chief Executive Officer, such individual as may be designated by Loral, with the approval of EE, which approval shall not be unreasonably withheld, (iii) as Chief Operating Officer, such individual as may be designated by Loral, with the approval of EE, which approval shall not be unreasonably withheld and (iv) as Chief Financial Officer, such individual as may be designated by EE, with the approval of Loral, which approval shall not be unreasonably withheld. Schedule II hereto sets forth the officers of the Company as of the date hereof.

            (iii) The officers of all other Company Entities shall be appointed by their respective Board of Directors, if the members agree that they are needed.

      (h) Removal of Officers. The officers of SatMex shall be removed as follows: (i) the Chief Executive Officer, by either EE or Loral, (ii) the Chief Operating Officer, by Loral or by the Executive Committee if removal of such officer was recommended to

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the Executive Committee by the Chief Executive Officer and such recommendation was approved by the Executive Committee and (iii) all other executive officers, by either EE or Loral or by the Executive Committee if removal of such officer was recommended to the Executive Committee by either the Chief Executive Officer or Chief Operating Officer and such recommendation was approved by the Executive Committee. The officers of the Company shall be removed as follows: (i) the President and Chief Financial Officer, by EE and (ii) the Chief Executive Officer and Chief Operating Officer, by Loral. Each Member and the Company hereby agrees to take such action as may be necessary to effect all such removal and to appoint any successor to fill any vacancy resulting from such removal or from the death or resignation of any officer in accordance with Section 2(g) above.

      (i) Executive Committee. Each of the Members and the Company agrees to take such action as shall be necessary to create an Executive Committee of the Board of Directors of the Company and SatMex, which Executive Committee shall be composed of one Loral Director and one EE Director. Schedule I hereto sets forth the members of the Executive Committees as of the date hereof. The Executive Committees shall be authorized to take action on all matters, including Extraordinary Matters that may be authorized by the Board of Directors under this Agreement or otherwise. Each of Loral and EE shall be authorized to designate an alternate director to substitute for the Loral Director and EE Director, as the case may be, on each Executive Committee (each an "Executive Committee Alternate"). Schedule I hereto sets forth the Executive Committee Alternates as of the date hereof.

      (j) Certain Actions of SatMex Board. Each of Loral and EE shall use its reasonable best efforts to cause the directors of the Board of SatMex designated by Loral or EE, as the case may be, to vote in favor of any action relating to SatMex previously approved by the Board of the Company.

      (k) By-laws. The Members and the Company shall cause the provisions of this Section 2 to be included in the by-laws of each of the Company Entities, as applicable.

3.    DEADLOCK

      (a) Proposal. If either Loral or EE proposes a capital expenditure (the "Proposing Member") in excess of US$1 million not provided for in the Business Plan, but such expenditure is within the existing line of business of the Company as described in Section 2(d)(i) (the "Proposal"), the Proposing Member shall send to the other Member written notice of its intent to effect such a capital expenditure and if within ten Business Days following receipt of such notice such expenditure is opposed in writing by the other Member (the "Objection"), the Proposing Member may, notwithstanding the provisions of
Section 2(d)(xi), implement the Proposal, and the other member (the "Opposing Member") shall vote its Social Parts and otherwise cooperate to

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implement the Proposal, provided that the Opposing Member shall have the option, exercisable by delivering to the Proposing Member written notice of its intent to exercise its option under this Section 3(a), within 60 days after the date of the Objection, to sell to the Proposing Member, and the Proposing Member shall be required to purchase, all of the Social Parts of the Company held by the Opposing Member and its Affiliates for Fair Market Value (as defined in Section 3(d)) as of the end of the fiscal quarter immediately preceding the date the Proposal was made. If the Opposing Member is EE and it elects to exercise its rights under this Section 3(a), Loral may, in its sole discretion, elect to assign the right to purchase the Social Parts of the Company owned by EE to a Qualified Mexican Person at a price negotiated with such buyer, provided that in no event shall EE receive for its Social Parts less than the Fair Market Value as of the end of the fiscal quarter immediately preceding the date the Proposal was made.

      (b) EE Action. If EE causes any of the Company Entities to take any material action not explicitly provided for in the Business Plan and Loral opposes such action in writing within ten (10) Business Days from the day it first becomes aware of such material action, then Loral, in its sole discretion, shall have the option to provide EE with a written notice (the "Opposition Notice") stating its opposition to the action and the reason it is material and that the failure to cure such action within twenty days after receipt of the Opposition Notice shall give rise to its option under this Section 3(b). No such action shall be deemed material if it would not require a Consensus Vote or if it does not involve the expenditure or incurrence of obligations in excess of US $1 million. If EE does not cure such action within twenty days after receipt of the Opposition Notice, Loral shall have the option, exercisable by delivering to EE written notice of its intent to exercise its option under this Section 3(b) within 60 days of the date of the Opposition Notice, to either: (i) sell to EE, and EE shall be required to purchase, all of the Social Parts of the Company held by Loral and its Affiliates at a price equal to 120% of the Fair Market Value of such Social Parts as of the end of the fiscal quarter immediately preceding the date such action was taken, or (ii) purchase from EE and EE shall be required to sell, all of the Social Parts of the Company held by EE and its Affiliates for cash in an amount equal to the Fair Market Value of such Social Parts as of the end of the fiscal quarter immediately preceding the date such action was taken, provided that such exercise shall be conditioned upon Loral identifying a Qualified Mexican Person willing to purchase the Social Parts of the Company owned by EE and its Affiliates at such Fair Market Value.

      (c) Loral Inaction. If Loral fails to approve any material matter which requires a Loral vote and which is provided for in the Business Plan and EE approves such a matter and has given Loral written notice (the "Warning Notice") that such failure to approve the matter gives rise to its option under this Section

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3(c), then unless Loral grants such approval within twenty (20) days after receipt of such notice, then EE shall have the option, exercisable by delivering to Loral written notice of its intent to exercise its option under this Section 3(c) within sixty (60) days of the date of such notice, to either: (i) sell to Loral, and Loral shall be required to purchase, all of the Social Parts of the Company held by EE and its Affiliates at a price equal to 120% of the Fair Market Value of such Social Parts as of the end of the fiscal quarter immediately preceding the date of the Warning Notice, as (ii) purchase from Loral and Loral shall be required to sell, all of the Social Parts of the Company held by Loral and its Affiliates for cash in an amount equal to the Fair Market Value of such Social Parts as of the end of the fiscal quarter immediately preceding the date of the Warning Notice. No such action will be deemed material if it would not require a Consensus Vote or if it does not involve the expenditure or incurrence of obligations in excess of US $1 million.


      (d) Determination of Fair Market Value. The determination of the fair market value (the "Fair Market Value") of the Social Parts described in Section 3(a) - 3(c) above shall be made in accordance with this Section 3(d). Promptly upon receipt by a Member of a call or put notice, as the case may be, under Sections 3(a), 3(b) or 3(c) above, each Member shall promptly appoint as an appraiser an internationally-recognized investment banking firm (a "recognized investment banking firm"). Each appraiser shall, within thirty (30) days of appointment, separately investigate the value of the Social Parts to be purchased or sold, as the case may be, as of the proposed transfer date and shall submit a notice of an appraisal of that value to each Member. If the appraised values of such consideration (the "Earlier Appraisals") vary by less than ten percent (10%), the average of the two appraisals on a per unit basis shall be controlling as the fair market value. If the appraised values vary by more than ten percent (10%), the appraisers, within ten (10) days of the submission of the last appraisal, shall appoint a third appraiser which shall be a recognized investment banking firm. The third appraiser shall, within thirty
(30) days of its appointment, appraise the fair market value of the Social Parts in question as of the proposed transfer date and submit notice of its appraisal to each Member. The value determined by the third appraiser shall be controlling as the fair market value of the Social Parts unless the value is greater than the two Earlier Appraisals, in which case the higher of the two Earlier Appraisals will control, and unless the value is lower than the two Earlier Appraisals, in which case the lower of the two Earlier Appraisals will control. If any Member fails to appoint an appraiser or if one of the two initial appraisers fails after appointment to submit its appraisal within the required period, the appraisal submitted by the remaining appraiser shall be controlling. Each Member shall bear the cost of its respective appointed appraiser. The cost of the third appraisal shall be shared equally between the Members.

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      (e) Closing. Within the later of 30 days after the date on which the fair market value of the Social Parts is finally determined pursuant to Section 3(d), the Member selling the Social Parts, whether pursuant to a call or a put option, as the case may be, shall convey to the purchasing Member all of the Social Parts then held by it or its Affiliates, free and clear of all liens, claims and encumbrances, and the purchasing Member shall deliver cash to the selling Member equal to the appropriate amount in consideration therefor, at a closing to be held at the offices of the Company or at such other place as shall be agreed to by the Members.

4.    TRANSFER OF STOCK

      (a) Resale of Social Parts. No Member shall Transfer any Social Parts other than in accordance with the provisions of this Section 4. Any Transfer or purported Transfer made in violation of this Section 4 shall be null and void and of no effect.

      (b) Rights of First Offer.

            (i) If a Member proposes to Transfer any of the Social Parts owned by it other than in a Permitted Transfer, then the Member desiring to make the Transfer (hereinafter referred to as the "Transferor") must first make the offer to sell the Social Parts to the other Member (the "Other Member").

            (ii) Offer by Transferor. Copies of the Transferor's offer shall be given to the Other Member and shall consist of an offer to sell to the Other Member, for cash, all of the Social Parts then proposed to be transferred by the Transferor (the "Subject Social Parts") upon customary terms and conditions, representations, warranties and covenants, at a cash price designated by the Transferor (the "Stated Price").

            (iii) Acceptance of Offer. Within twenty (20) days after the receipt of the offer described in Section 4(b)(ii), the Other Member may, at its option, elect to purchase all, but not less than all, of the Subject Social Parts for the Stated Price on the terms and conditions set forth in such offer. The Other Member shall exercise such option by giving notice to the Transferor, in which event the notice required to be given by the purchasing party (the "Purchaser") shall specify a date for the closing of the purchase which shall not be more than thirty (30) days after the date of the giving of such notice. If the Other Member does not accept the offer by the twentieth day following the date the offer was received, it shall be deemed to have waived all its rights under this Section 4(b)(iii) with respect to such offer.

            (iv) Closing of Purchase. The closing of the purchase shall take place at the office of the Company or such other location as shall be mutually agreeable and the Stated Price shall be paid at the closing. At the closing, the Transferor shall cause the Company to deliver to the Purchaser new certificates evidencing the Subject Social Parts to be conveyed.

            (v) Release from Restriction; Termination of Rights. If the offer to sell is not accepted by the Other Member, the Transferor shall be free for six months following the period described in Section 4(b)(iii) above to solicit offers for the Social Parts, provided that (A) the Transferor shall not offer or sell the Social Parts at a price that is less than 98% of the Stated Price, and if the sale to the third party is other than entirely for cash, the Transferor shall certify to the other Member as to the cash value of any noncash consideration, (B) such Transfer shall be made only in strict accordance with the other terms of the offer described in Section 4(b)(ii) and (C) the transferee agrees, in writing, to be bound by the provisions of this Agreement. In the event that the Transferor shall have failed to effect a sale of the Social Parts in compliance with the requirements of (A), (B) and (C) above in the six month period provided herein or shall have offered the Social Parts to third parties at a price that is less than 98% of the Stated Price, the restrictions provided for herein shall again become effective, and no transfer of Social Parts may be made thereafter without again offering the same in accordance with this Section 4(b). Any purported transfer of the Social Parts which contravenes any of this Section 4(b)(v) shall be deemed null and void.

            (vi) Assignment by Loral. The parties hereto agree that if EE is the Transferor, Loral shall be free to assign its rights under this Section 4(b) to a Qualified Mexican Person upon written notice to EE of its intent to do so, which notice shall state the name and address of the Qualified Mexican Person, and following the date of such notice, the Qualified Mexican Person shall be treated as the Other Member for all purposes of this Section 4(b).

            (vii) Limitations. The provisions of this Section 4(b) shall not apply to sales by Tag-Along Holders (as defined below) pursuant to Section 4(c) hereof.

      (c) Tag-Along Rights.

            (i) In the event any Member intends to Transfer any or all of its Social Parts (excluding a Permitted Transfer but including Transfers made to third parties pursuant to Section 4(b)(v)), such Member (the "Selling Member") shall notify the other Member (the "Tag-Along Holder"), in writing, of such proposed Transfer, the name of the third party and its terms and conditions. Within twenty (20) days of the date of such notice, the Tag-Along Member shall notify the Selling Member if it elects to participate in such Transfer. If the Tag-Along Holder fails to notify the Selling Member within such twenty (20) day period, it shall be deemed to have waived its rights hereunder. Upon notification by the Tag-Along Holder of its intent to exercise its rights under this Section 4(c), the Tag-Along Holder shall have the right to sell, at the same price and on the same terms and conditions as the Selling Member, an amount of Social Parts equal to the Social Parts the third party actually proposes to purchase multiplied by a fraction, the numerator of which shall be the number of Social Parts issued and owned by the Tag-Along Holder and the denominator of which shall be the aggregate number of Social Parts issued and owned by the Selling Member and the Tag-Along Holder. The Selling Member agrees that, in such event, it will reduce the amount of Social Parts to be sold by it to such third party by a corresponding amount. If, however, the Selling Member proposes to sell all of its Social Parts and the third party shall have agreed to purchase all the Social Parts held by the Selling Member and the Tag-Along Holder, the Tag-Along Holder shall have the right to sell at the same price and on the same terms and conditions as the Selling Member all of its Social Parts.

            (ii) Notwithstanding anything contained in this Section 4(c), in the event that all or a portion of the purchase price consists of securities and the sale of such securities to the Tag-Along Holder would require either a registration under the Securities Act or the preparation of a disclosure document pursuant to Regulation D under the Securities Act (or any successor regulation) or a similar provision of any jurisdiction's securities law (and such sale would not otherwise have been registered under the Securities Act), then, at the option of the Selling Member, the Tag-Along Holder may receive, in lieu of such securities, the fair market value of such securities in cash, as may be determined (A) in the case of publicly traded securities, by calculating the average of the reported closing market prices per share of such securities for the 10 consecutive trading days ending on the fifth trading day prior to the closing date for such Transfer, (B) in the case of non-publicly traded securities, as determined by a nationally recognized investment banking firm appointed by a Consensus Vote, or (C) in such other manner as may be determined by a Consensus Vote of the Board of Directors of the Company.

      (d) Minimum Holdings. EE hereby agrees that without the prior written consent of Loral, it shall not Transfer any of its Social Parts, if immediately following such Transfer, the direct and indirect ownership in the Company then held by Qualified Mexican Persons is reduced to less than the number of Social

Parts required to be held by a Qualified Mexican Person under Mexican law.

      (e) Amendments to Applicable Mexican Law. Should the applicable Mexican law be amended to allow Persons not organized under the laws of Mexico to hold a majority of the voting securities of SatMex and the Company, the parties hereto shall promptly take action to (i) amend the designation of the Class N Social Parts to convert them into voting securities and (ii) amend the provisions of
Section 2(a)(i) to provide that the majority of the Board of Directors of the Company Entities shall be designated by the Person holding a majority of the Social Parts then outstanding. In addition, if so requested by EE at its option, Loral shall thereafter negotiate in good faith with EE to exchange all Social Parts in the Company held by EE and its Affiliates (the "EE Social Parts") for common stock, par value US$.01 per share, of Loral Space & Communications Ltd. (the "Loral Common Stock"), based upon an appraisal of the fair market value of the EE Social Parts in accordance with the provisions of Section 3(d).

      (f) Redemption of Social Parts. At the request of either Loral or EE (the "Requesting Member"), the Company shall sell such number of shares of common stock (the "SatMex Equivalent Shares") of SatMex held by the Company as shall correspond to the indirect interest in SatMex represented by the Social Parts proposed to the Transferred by the Requesting Member. The Company shall promptly thereafter use the proceeds of such sale to redeem from the Requesting Member the applicable number of Social Parts requested to be Transferred by the Requesting Member. Notwithstanding the provisions of this Section 4(f), the sale of the SatMex Equivalent Shares shall (A) be made in compliance with any applicable restrictions under the Ley General de Sociedades Mercantiles, or any other applicable law, and (B) remain subject to the provisions of Section 4(a) through 4(c) as if they were Social Parts proposed to be Transferred by a Member.

      (g) Sale of Member. A Member, substantially all of the assets of which shall consist of Social Parts, shall not offer to sell its securities, or permit its securities to be sold, to another party if such sale would result in a Change of Control of such Member until and unless such Member shall have first made a right of first offer with respect to such securities to the other Member in the same manner as that set forth in Section 4(b) above.

5. CERTAIN COVENANTS OF THE PARTIES

      (a) Expenses and Indemnification. Each of Loral and EE agrees to cause the Company Entities to pay the fees and expenses incurred by the lenders under the Commitment Letters, and to provide indemnification to the lenders as set forth therein. In the event that the Company Entities shall be unable for whatever reason, to provide such expense reimbursement or indemnification, then Loral and EE, severally, agree to assume the obligations to pay such expenses or provide such indemnity, as the case may be, in the following proportion: Loral 65% and EE 35%.

      (b) The Members shall cause SatMex to: (i) enter into a management services agreement with each of Loral and EE or their respective Affiliates substantially in the form set forth as Exhibit A hereto (the "Management Services Agreement"); (ii) enter into a license agreement with Loral or its Affiliates substantially in the form set forth as Exhibit B hereto (the "IP Agreement") and (iii) adopt a marketing policy substantially in the form set forth as Exhibit C hereto (the "Marketing Policy"). The Members hereby agree that they shall not amend, or cause SatMex to amend, any of the Management Services Agreement, the IP Agreement or the Marketing Policy without the consent of Loral and EE.

      (c) Tax Considerations. Each of Loral and EE agrees that, at the request of either Member, it shall execute and deliver any documents necessary for the Company or any Company Entity to be treated as a partnership to the extent permitted for United States federal income tax purposes, provided that such designation shall not adversely effect the other Member or any Company Entity.

      (d) Application of (Mexican) General Business Entities Act. Each of Loral, EE and the Company covenants and agrees, and each party hereto acknowledges that each other party hereto is entering into this Agreement in reliance on, the following:

            (i) that any and all rights that the parties hereto may have under Articles 38 and 42 of the General Business Entities Act (or any successor provisions) are hereby expressly waived;

            (ii) that the events of rescission provided for in Article 50 of the General Business Entities Act (or any successor provisions) shall not be actionable by the parties hereto and shall not apply to the Company except as may be expressly provided for in this Agreement or in the by-laws of the Company; and

            (iii) any attempt by any party hereto to exercise or invoke any of the provisions of Articles 15, 38, 42 or 50 of the General Business Entities Act (or any successor provisions) other than as expressly provided for herein or in the by-laws of the Company shall be void and shall constitute a material breach of this Agreement by such party which will be actionable by any other party.

      The Company covenants and agrees that each certificate evidencing Social Parts or other instrument issued by the Company which represents or evidences an interest in Social Parts shall bear a legend to the foregoing effect.

      (e) Loral hereby agrees that, without the prior written consent of EE after full disclosure of all material facts and circumstances, it will not knowingly permit any Company Entity to take any action or adopt any policy that would discriminate unfairly against any Company Entity in favor of Loral or any of its other Affiliates in any material respect, including, without limitation, marketing policies applicable to areas in which any Company Entity competes with Loral or such Affiliate.

6.    WARRANTIES AND REPRESENTATIONS OF THE MEMBERS

            Each Member severally, represents to the other Member that:

      (a) Corporate Existence and Power. Such Member (a) is duly organized and validly existing under the laws of the jurisdiction of its organization and (b) has the corporate power and authority to execute, deliver and perform its obligations under this Agreement. Such Member is duly qualified to do business as a corporation in each jurisdiction in which the conduct of its business or the nature of the property owned by it requires such qualification except where the failure to so qualify would not have a material adverse effect on such Member.

      (b) Authorization. This Agreement constitutes the valid and binding obligation of such Member, enforceable against such Member in accordance with its terms, except to the extent that enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors' rights and remedies generally from time to time in effect. The execution, delivery, and performance of this Agreement have been duly authorized by all necessary action on the part of such Member.

      (c) No Contravention. The execution, delivery and performance by such Member of this Agreement and the transactions contemplated hereby (a) do not contravene the terms of the charter, by-laws or other organizational documents of such Member, (b) do not violate, conflict with or result in any breach or contravention of, or the creation of any lien under, any indenture, mortgage, deed of trust, credit agreement or other agreement to which such Member is party or to which its properties may be bound and (c) do not violate any provisions of applicable law.

      (d) Governmental Authorization; Third Party Consents. No approval, consent, exemption, authorization or other action by, or notice to, or filing with, any governmental authority or any other Person in respect of any requirement of law or any requirement of contract or otherwise, and no lapse of a waiting period under any requirement of law, is necessary or required in connection with the execution, delivery or performance by such Member, or the enforcement against such Member, of this Agreement, or the transactions contemplated hereby.

      (e) Investment for Own Account. Such Member is acquiring the Social Parts purchased hereunder for its own account for investment and not with a view towards the resale, transfer or distribution thereof, nor with any present intention of distributing such Social Parts. Except as set forth in this Agreement, no other Person has any right with respect to or interest in the Social Parts to be purchased by such Member, nor has the Member agreed to give any Person any such interest or right in the future.

      (f) Offering Exemption. Such Member understands that the Social Parts being purchased by it hereunder have not been registered under the Securities Act, nor qualified under any state securities laws, and that they are being offered and sold pursuant to an exemption from such registration and qualification based in part upon the representations of the Members contained herein.

7.    INTERPRETATION OF THIS AGREEMENT

      (a) Terms Defined. As used in this Agreement, the following terms have the respective meaning set forth below:

            Acquisition: has the meaning set forth in the recitals hereto.

            Acquisition Sub: has the meaning set forth in the recitals hereto.

            Additional Capital Contribution: shall mean any additional equity contribution that may be required to be funded by Acquisition Sub as a condition precedent to the closing of the Credit Agreement or the Bridge Securities Purchase Agreement.

            Affiliate: means any Person or entity, directly or indirectly controlling, controlled by or under common control with such Person or entity.

            Bridge Note Commitment Letter: shall mean that certain commitment letter, dated as of November 17, 1997, by and between Loral Space & Communications Ltd. and Telefonica Autrey, S.A. de C.V., on the one hand, and DLJ Bridge Finance, Inc. and LB I Group Inc., on the other hand, with respect to the financing of certain bridge securities, in the amount of up to US$270 million.

            Bridge Securities Purchase Agreement: shall mean the definitive securities purchase agreement entered into in connection with the Bridge Note Commitment Letter.

            Business Plan: the business plan of SatMex attached hereto as Exhibit A.

            Change of Control: shall mean the acquisition of a majority of the voting stock or analogous equity interest of a Member by a party other than an Affiliate of such Member.

            Closing Date: shall have the meaning set forth in Section 1(c).

            Concession Agreements: The Agreements dated October 23, 1997 entered into between SetMex and the Mexican Government relating to geostationary orbital positions located at 116.8(Degree)W, 109.2(Degree)W and 113.0(Degree)W.

            Concession Subsidiary: shall mean a subsidiary of the Company formed for the purpose of applying for, and holding, a license from the Mexican Government to provide satellite transmission services directly to end-users.

            Consumer Price Index: shall mean the Bureau of Labor Statistics Consumer Price Index, Subgroup "Urban Consumers (Revised)" for the United States as published by the United States Department of Labor.

            Commitment Letters: shall mean collectively, the Bridge Note Commitment Letter and the Facility Commitment Letter.

            Company Entities: shall mean the Company, SatMex and their respective subsidiaries provided that if the Board of Directors of the Company shall determine by a Consensus Vote under Section 2(a)(i) that the board of directors of any subsidiary (other than SatMex) need not be identical to that of the Board of Directors of the Company, then such subsidiary shall not be deemed to be a Company Entity for purposes of Section 2 (a)-(d).

            Consensus Vote: shall have the meaning set forth in Section 2(c).

            Credit Agreement: shall mean the definitive credit agreement entered into in connection with the Facility Commitment Letter.

            Earlier Appraisals: shall have the meaning set forth in Section
3(d).

            Extraordinary Matter: shall have the meaning set forth in Section 2(d).

            Facility Commitment Letter: shall mean that certain commitment letter, dated as of November 17, 1997, by and between Loral Space & Communications Ltd. and Telefonica Autrey, S.A. de C.V., on the one hand, and DLJ Capital Funding, Inc., Lehman Commercial Paper Inc. and Donaldson Lufkin & Jenrette Securities

Corporation on the other hand, with respect to the financing up to US$500 million of secured credit facilities.

            Financing Documents: shall mean collectively, the Bridge Securities Purchase Agreement and the Credit Agreement and all related documents.

            Fixed Rate Financing: shall mean the issuance of notes of a Company Entity to finance a portion of the purchase price of the SatMex acquisition or to refinance indebtedness, if any, outstanding in respect of the Bridge Note Commitment Letter.

            Government Obligation: The obligation incurred by SatMex Holdings to the federal government of the United Mexican States under that certain Agreement, dated as of December 1997.

            Interim Facility: shall mean that Demand Loan Agreement dated as of November 17, 1997, by and between Corporativo Satellites Mexicanos, S.A. de C.V., on the one hand, and DLJ Capital Funding, Inc., Lehman Commercial Paper Inc. and Donaldson Lufkin & Jenrette Securities Corporation, on the other hand, with respect to the financing up to US$57.5 million of interim credit facilities.

            Member, Members: shall have the meaning set forth in the introduction.

            Permitted Transactions: shall mean collectively, the following: (i) transactions contemplated under the Management Services Agreement, as amended from time to time in accordance with the terms hereof, (ii) transactions contemplated under the IP Agreement, as amended from time to time in accordance with the terms hereof, (iii) transactions contemplated under the Marketing Policy, as amended from time to time in accordance with the terms hereof, (iv) the guarantee by Loral Space & Communications Ltd. of the Interim Credit Facility, (v) transactions between and among the Company Entities and any of the Service Subsidiary or the Concession Subsidiary and (vi) transactions between and among the Company Entities.

            Permitted Transfer: a transfer (i) by either Loral or EE of Social Parts owned by it to any of its Affiliates, (ii) to the Company provided that in the case of clause (i), the transferee shall agree in writing to comply with all the provisions of this Agreement and provided further that no such transfer shall relieve the transferring Member from any liability of such transferring Member hereunder.

            Person: an individual, partnership, joint-stock company, corporation, trust or unincorporated organization, and a government or agency or political subdivision thereof.

            Proposal: shall have the meaning set forth in Section 3(a).

            Proposing Member: shall have the meaning set forth in Section 3(a).

            Purchaser: shall have the meaning set forth in Section 4(b).

            Qualified Mexican Person: shall mean a Person that is either a Mexican national or is organized under the laws of Mexico and satisfies the requirements of the Federal Telecommunications Law and Foreign Investment Laws as then in effect.

            SatMex: Satelites Mexicanos, S.A. de C.V., a company organized under the laws of Mexico.

            SatMex Holdings: shall have the meaning set forth in the recitals hereto.

            SatMex Dividend Policy: The policy by SatMex to pay annual dividends in an amount equal to at least 20% of the total amount available for distribution (after payment of liabilities and establishment of appropriate reserves as determined by management) but only to the extent such dividends are permitted under the debt instruments to which the Company Entities are bound and only to the extent of the balance in SatMex's Cuenta de Fiscal Neta (CUFIN) account.

            SatMex Stock Purchase Agreement: The Stock Purchase Agreement between the Company and the Mexican government dated as of November 17, 1997, with respect to the purchase of a 75% interest in SatMex.

            Securities Act: the United States Securities Act of 1933, as amended.

            Selling Member: shall have the meaning set forth in Section 4(c).

            Service Subsidiary: shall mean a subsidiary of the Company formed for the purpose of hiring and providing administrative, management, accounting, legal, operations, maintenance and other ancillary services to SatMex.

            Significant Decision: shall have the meaning set forth in Section 2(e).

            Social Parts: shall have the meaning set forth in the Recitals.

            Stated Price: shall have the meaning set forth in Section 4(b).

            Subject Social Parts: shall have the meaning set forth in Section 4(b).

            subsidiary: shall mean in respect of any Person any other Person which, at the time as of which any determination is being made, such Person or one or more of its subsidiaries has, directly or indirectly, Voting Control.

            Tag-Along Holder: shall have the meaning set forth in Section 4(c).

            Transfer: any sale, assignment, pledge, hypothecation, or other disposition or encumbrance.

            Transferor: shall have the meaning set forth in Section 4(b).

            Voting Control: shall mean, at any time, (A) the ownership or control, whether direct or indirect, of outstanding Social Parts of capital stock of (or equity interests in) a Person, which Social Parts or interest at such time have by the terms thereof ordinary voting power to elect a majority of the members of the Board of Directors (or Persons performing similar functions) of such Person (excluding voting power of the holders of preferred stock arising upon the occurrence of a contingency) or (B) with respect to any partnership when (i) the sole general partner or the managing general partner of which is such Person or a subsidiary of such Person or (ii) the only general partners of which are such Person or of one or more subsidiaries of such Person (or any combination thereof).

      (b) Directly or Indirectly. Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

      (c) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Mexico applicable to contracts made and to be performed entirely within such jurisdiction.

      (d) Section Headings. The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof.

      (e) Arbitration. In the event of any dispute, controversy or claim arising out of or relating to this Agreement, or to the breach or termination hereof (a "Dispute"), the parties agree to resolve the same as follows:

            (a) The parties to the Dispute shall initially attempt to resolve it through consultations and negotiations.

            (b) If the Dispute has not been resolved amicably within thirty (30) days after any party provides notice thereof, unless the parties agree otherwise, the Dispute shall be resolved by final and binding arbitration in New York, New York, if EE shall have initiated the proceeding or in Dallas, Texas, if Loral shall have initiated the proceeding, in each case in accordance with the Arbitration Rules of the United Nations Commission on International Trade Law ("UNCITRAL"), as in effect on the date of this Agreement. The language to be used in the arbitral proceeding shall be English. The International Chamber of Commerce shall serve as the appointing authority. The arbitrators shall render a written award stating the reasons for the decision. Judgment on an arbitral award or decision may be entered by any court of competent jurisdiction, or application may be made to such a court for judicial acceptance of the award or decision and any appropriate order, including enforcement (homologacion).

            (c) Each of the parties hereto consents to the submission of any Dispute for settlement by final and binding arbitration in accordance with paragraph (b) above. Such consent shall satisfy the requirements for:

                  (i) A written arbitration agreement between the parties
            pursuant to Article I of the Inter-American Convention on International Commercial Arbitration (Convercion Interamericana Sobre Arbitaje Comercial Internacional), promulgated in Panama on January 30, 1975;

                  (ii) An "agreement in writing" pursuant to Article II of the
            United Nations Convention on the Recognition and Enforcement of Foreign Arbitration Awards, done at New York on June 10, 1958; and

                  (iii) A written arbitration agreement between the parties
            pursuant to Article 1423 of the Mexican Commercial Code (Codigo de Comercio).

            (d) The parties hereby agree to continue to perform their obligations hereunder while any Dispute is pending.

            (e) Each of the parties hereby undertakes to carry out without delay the provisions of any arbitral award or decision.

8.    CONFIDENTIALITY

            As to so much of the information and other material furnished under or in connection with this Agreement (whether furnished before, on or after the date hereof) as constitutes or contains confidential business, financial or other information of any of the Company Entities, each Member covenants for itself and its directors, officers and partners that it will use due care to prevent its officers, directors, partners, employees, counsel, accountants and other representatives from disclosing such information to Persons other than their respective authorized employees, counsel, accountants, Members, partners, limited partners and other authorized representatives; provided, however, that a Member may disclose or deliver any information or other material disclosed to or received by it should the Member be advised by its counsel that such disclosure or delivery is required by law, regulation or judicial or administrative order. For purposes of this Section 9, "due care" means at least the same level of care that a Member would use to protect the confidentiality of its own sensitive or proprietary information, and this obligation shall survive termination of this Agreement.

9.    MISCELLANEOUS

     (a)   Notices.

            (i) All communications under this Agreement shall be in writing and shall be delivered by hand or mailed by overnight courier or by facsimile:

                  (A) if to Loral, at Loral SpaceCom Corporation, 600 Third
            Avenue, New York, New York 10016, marked for the attention of Eric
            J. Zahler, Vice President, General Counsel and Secretary, or at such other address as Loral may have furnished the Company in writing (with a copy to Willkie Farr & Gallagher, One Citicorp Center, 153 East 53rd Street, New York, New York 10022 for the attention of Bruce R. Kraus, Esq. and Sanchez Mejorada Velasco y Valencia, Paseo de la Reforma 450, Lomas de Chapultepec, 11000 Mexico, D.F. to the attention of Carlos R. Valencia Barrera, Esq.);

                  (B) if to EE, at Sierra Santa Rosa No. 61, Lomas de
            Chapultepec, Mexico, D.F. 11650, marked for the attention of Lauro Gonzalez, or at such other address as EE may have furnished the Company in writing (with a copy to Vinson & Elkins L.L.P., 3700 Trammel Crow Center, Dallas, Texas 75201 for the attention of Tim Foarde); and

                  (C) if to the Company, at Eje Central Lagard Cardenas 567 Piso
            12, Ala Norte Col. Narvarte, C.P. 03020, Mexico D.F. marked for attention of General Counsel, or at such other address as it may have furnished in writing to each of the Members.

            (ii) Any notice so addressed shall be deemed to be given: if delivered by hand, on the date of such delivery; if mailed by courier, on the third business day following the date of such mailing; and if sent by facsimile, on the next business day after receipt of confirmation.

      (b) Reproduction of Documents. This Agreement and all documents relating thereto, including, without limitation, (i) consents, waivers and modifications which may hereafter be executed, (ii) documents received by each Member pursuant hereto and (iii) financial statements, certificates and other information previously or hereafter furnished to each Member, may be reproduced by each Member by a photographic, photostatic, microfilm, microcard, miniature photographic or other similar process and each Member may destroy any original document so reproduced. All parties hereto agree and stipulate that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by each Member in the regular course of business) and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

      (c) Injunctive Relief. The Company and the Members hereby declare that it is impossible to measure in money the damages which will accrue to the parties hereto by reason of the failure of any party to perform any of its obligations set forth in this Agreement. Therefore, the Company and the Members agree that in the event of a breach or threatened breach by any other party of the provisions of this Agreement, in addition to any remedies at law, they shall, respectively, without posting any bond, be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available, and if any party hereto shall institute any action or proceeding to enforce the provisions hereof, each of the Company and the Members hereby waives the claim or defense that the party instituting such action or proceeding has an adequate remedy at law.

      (d) Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties.

      (e) Entire Agreement; Amendment and Waiver. This Agreement constitutes the entire understanding of the parties hereto relating to the subject matter hereof and supersedes all prior understandings among such parties, between any of them and the Company or among any of them. This Agreement may be amended, and the observance of any term of this Agreement may be waived, with (and only with) the written consent of the Company, Loral and EE.

      (f) Severability. In the event that any part or parts of this Agreement shall be held illegal or unenforceable by any court or administrative body of competent jurisdiction, such determination shall not effect the remaining provisions of this Agreement which shall remain in full force and effect.

      (g) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

      (h) Non-Contravention. Each of the parties hereto agrees that it shall not take any action that would result in a violation of the Federal
Telecommunications law (by Federal Telecommunicaciones) or the Concession Agreements.

      (i) Further Actions. Each of the parties hereto agrees that it shall amend, or cause to amend, the by-laws of the Company Entities in such manner as may be reasonably requested by either Loral or EE so as to effectuate the provisions of this Agreement.

            IN WITNESS WHEREOF, the parties hereto have executed this Membership Agreement as of the date first above written.



            EDICIONES ENIGMA, S.A. DE C.V.



            By:_____/s/_________________________
            Name:
            Title:



            LORAL SATMEX LTD.



            By:_____/s/_________________________
            Name:
            Title:



            FIRMAMENTO MEXICANO, S. de R.L. de C.V.



            By:_____/s/_________________________
            Name:
            Title:



            By:_____/s/_________________________
            Name:
            Title: